Exhibit 21



                                List of Subsidiaries




         PM Resources, Inc., a Missouri corporation

         Zema Corporation, a Delaware corporation

         St. JON Laboratories, Inc., a California corporation

         Mardel Laboratories, Inc., a Delaware corporation